Exhibit 99.1

Atrion Corporation

One Allentown Parkway

Allen, TX 75002

NEWS RELEASE

FOR IMMEDIATE RELEASE

Atrion Corporation ANNOunces election of new DIRECTOR

ALLEN, Texas (August 30, 2021) – Atrion Corporation (NASDAQ: ATRI) today announced the election of Maria Sainz as a director, effective immediately.

Ms. Sainz brings to our Board over 20 years of medical device and management experience from both Silicon Valley start-ups and large medical device companies. During the period from 2008 until early this year, she served as the CEO of three innovative medtech start-ups. One of these companies was acquired by CooperSurgical in 2021 and another was acquired by Stryker Corporation in 2011. At Stryker, she led the Business Unit that comprised her former company. From 1998 to 2006, Ms. Sainz held a number of leadership positions at Guidant Corporation, including President of the Cardiac Surgery division, Vice President, Global Marketing for the Vascular Intervention division, and Vice President of the Intermedics Cardiac Rhythm Management business in Europe. From 2006 to 2008, Ms. Sainz led integration activities following the acquisition of Guidant by Boston Scientific.

Ms. Sainz serves as a director of two other public companies, ShockWave Medical (SWAV) and Avanos Medical (AVNS). We are proud to add Ms. Sainz to our Board.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800